UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 15, 2006

Stonepath Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16105	65-0867684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Alaskan Way, Suite 200 Seattle, Washington		98121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:   (206) 336-5400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

(a)

Subsequent to filing its Quarterly Report on Form 10-Q for the period ending September 30, 2005 (the “Form 10-Q”), Stonepath Group, Inc. (the “Company”) has concluded that several adjustments are required to the manner in which the Company has accounted for the domestic credit facility completed on September 9, 2005 with Laurus Master Fund, Ltd. (“Laurus”). This will require an adjustment to the financial statements included in the Form 10-Q, which will be restated and filed with the Securities and Exchange Commission.

The Company has concluded that accounting rules and guidance require the Company to account for the conversion features of the Secured Convertible Minimum Borrowing Note and Common Stock Purchase Warrant issued to Laurus under the domestic credit facility as derivative liabilities, rather than as equity instruments.

The classification of these conversion features as derivative liabilities requires the Company to account for them at fair value and to include changes in fair value as components of other income and expense for as long as they remain classified as liabilities.  Changes in fair value are based upon the market price of the Company’s stock and are calculated and using the Black-Scholes method of valuation.

The overall effect of this accounting treatment for the Laurus agreements, which does not affect cash, increased the Company’s pre-tax income for the year ended December 31, 2005 by $1,474,000 and resulted in a charge of $822,000 for the period ending September 30, 2005.

The Company has also concluded that the terms of the domestic credit facility with Laurus include both a subjective acceleration clause and lock-box arrangement that require the reclassification of the indebtedness to Laurus as a current liability under applicable accounting rules and guidance.

The conclusion with regard to the need for these accounting adjustments was reached on March 15, 2006 and the Audit Committee of the Company’s Board of Directors discussed the matters disclosed in this Current Report on Form 8-K with Grant Thornton LLP, the Company’s independent accountants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STONEPATH GROUP, INC.

Date: March 30, 2006	By:	/s/ Robert Arovas
Robert Arovas, President and
Chief Financial Officer